BELL INVESTMENT ADVISORS, INC.

PROXY VOTING POLICY

Bell Investment Advisors, Inc. (“Advisor”) is registered with the Securities Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Advisor typically accepts authority to vote proxies only for the mutual fund client accounts it manages. Advisor does not accept proxy voting authority for any other discretionary or non-discretionary client accounts. Advisor will vote proxies it receives related to securities held in such mutual fund client accounts. Consistent with its fiduciary duties and pursuant to Rule 206(4)-6 under the Advisers Act, Advisor has designed this proxy voting policy (the “Policy”) to reflect its commitment to vote all proxies in a manner consistent with the best interests of its clients. Advisor, consistent with its duty of care, will monitor corporate actions for those issuers whose securities Advisor will be called upon to vote. Consistent with its duty of loyalty, Advisor will, in all cases, vote to promote its clients’ best interests. In determining how to vote proxies, Advisor will not subordinate the economic interest of its clients to its own interests or to that of any other entity or interested party.

I.              KEY PROXY VOTING ISSUES

Advisor believes that all votes should be reviewed on a company-by-company basis and each issue should be considered in the context of the company under review, and subject to an analysis of the economic impact such issue may have on the client’s stated investment objectives. Advisor will give great weight to the views of management only when the issues involved will not have a negative impact on the clients’ values. In all other cases, Advisor will engage in an independent analysis of the impact that the proposed action will have on shareholder values.

Investment Company Proxies

Election of Directors

Vote to elect directors on a CASE-BY-CASE basis, considering the following factors:

•	Board structure;
•	Director independence and qualifications; and
•	Attendance at board and committee meetings.

Votes generally should be withheld from directors who:

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attend less than 75 percent of the board and committee meetings without a valid excuse for the absences. Valid reasons include illness or absence due to company business. Participation via telephone is acceptable. In addition, if the director missed only one meeting or one day’s meetings, votes should not be withheld even if such absence dropped the director’s attendance below 75 percent;

•	ignore a shareholder proposal that is approved by a majority of shares outstanding;
•	ignore a shareholder proposal that is approved by a majority of the votes cast for two consecutive years;
•	are interested directors and sit on the audit or nominating committee; or
•	are interested directors and the full board serves as the audit or nominating committee or the company does not have one of these committees.

Convert Closed-end Fund to Open-end Fund

Vote conversion proposals on a CASE-BY-CASE basis, considering the following factors:

•	past performance as a closed-end fund;
•	market in which the fund invests;
•	measures taken by the board to address the discount;
•	past shareholder activism, board activity; and
•	votes on related proposals.

Proxy Contests

Votes on proxy contests should be determined on a CASE-BY-CASE basis, considering the following factors:

•	past performance relative to its peers;
•	market in which fund invests;
•	measures taken by the board to address the issues;
•	past shareholder activism, board activity, and votes on related proposals;
•	strategy of the incumbents versus the dissidents;
•	independence of directors;
•	experience and skills of director candidates;
•	governance profile of the company; and
•	evidence of management entrenchment.

Investment Advisory Agreements

Votes on investment advisory agreements should be determined on a CASE-BY-CASE basis, considering the following factors:

•	proposed and current fee schedules;
•	fund category/investment objective;
•	performance benchmarks;
•	share price performance compared to peers;
•	resulting fees relative to peers; and
•	assignments (where the advisor undergoes a change of control).

Approve New Classes or Series of Shares

Vote FOR the establishment of new classes or series of shares.

Preferred Stock Proposals

Votes on the authorization for or increase in preferred shares should be determined on a CASE-BY-CASE basis, considering the following factors:

•	stated specific financing purpose;
•	possible dilution for common shares; and
•	whether the shares can be used for antitakeover purposes.

1940 Act Policies

Votes on 1940 Act policies should be determined on a CASE-BY-CASE basis, considering the following factors:

•	potential competitiveness;
•	regulatory developments;
•	current and potential returns; and
•	current and potential risk.

Generally vote FOR these amendments as long as the proposed changes do not fundamentally alter the investment focus of the fund and do comply with the current SEC interpretation.

Change Fundamental Restriction to Non-fundamental Restriction

Proposals to change a fundamental restriction to a non-fundamental restriction should be evaluated on a CASE-BY-CASE basis, considering the following factors:

•	the fund’s target investments;
•	the reasons given by the fund for the change; and
•	the projected impact of the change on the portfolio.

Change Fundamental Investment Objective to Non-fundamental

Vote AGAINST proposals to change a fund’s fundamental investment objective to non-fundamental.

Name Change Proposals

Votes on name change proposals should be determined on a CASE-BY-CASE basis, considering the following factors:

•	political/economic changes in the target market;
•	consolidation in the target market; and
•	current asset composition.

Change in Fund’s Subclassification

Votes on changes in a fund’s subclassification should be determined on a CASE-BY-CASE basis, considering the following factors:

•	potential competitiveness;
•	current and potential returns;
•	risk of concentration; and
•	consolidation in target industry.

Disposition of Assets/Termination/Liquidation

Vote these proposals on a CASE-BY-CASE basis, considering the following factors:

•	strategies employed to salvage the company;
•	the fund’s past performance; and
•	terms of the liquidation.

Changes to the Charter Document

Votes on changes to the charter document should be determined on a CASE-BY-CASE basis, considering the following factors:

•	the degree of change implied by the proposal;
•	the efficiencies that could result;
•	the state of incorporation; and
•	regulatory standards and implications.

Vote AGAINST any of the following changes:

•	removal of shareholder approval requirement to reorganize or terminate the trust or any of its series;
•	removal of shareholder approval requirement for amendments to the new declaration of trust;
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removal of shareholder approval requirement to amend the fund’s management contract, allowing the contract to be modified by the investment manager and the trust management, as permitted by the 1940 Act;

•	allow the trustees to impose other fees in addition to sales charges on investment in a fund, such as deferred sales charges and redemption fees that may be imposed upon redemption of a fund’s shares;
•	removal of shareholder approval requirement to engage in and terminate subadvisory arrangements; and
•	Removal of shareholder approval requirement to change the domicile of the fund.

Change the Fund’s Domicile

Vote re-incorporations on a CASE-BY-CASE basis, considering the following factors:

•	regulations of both states;
•	required fundamental policies of both states; and
•	increased flexibility available.

Authorize the Board to Hire and Terminate Sub-advisors Without Shareholder Approval

Vote AGAINST proposals authorizing the board to hire/terminate sub-advisors without shareholder approval.

Distribution Agreements

Vote these proposals on a CASE-BY-CASE basis, considering the following factors:

•	fees charged to comparably sized funds with similar objectives;
•	the proposed distributor’s reputation and past performance;
•	the competitiveness of the fund in the industry; and
•	terms of the agreement.

Master-Feeder Structure

Vote FOR the establishment of a master-feeder structure.

Mergers

Vote merger proposals on a CASE-BY-CASE basis, considering the following factors:

•	resulting fee structure;
•	performance of both funds;
•	continuity of management personnel; and
•	changes in corporate governance and their impact on shareholder rights.

Shareholder Proposals to Establish Director Ownership Requirement

Generally vote AGAINST shareholder proposals that mandate a specific minimum amount of stock that directors must own in order to qualify as a director or to remain on the board. While we favor stock ownership on the part of directors, we believe the company is in the best position to determine the appropriate ownership requirement.

Shareholder Proposals to Reimburse Proxy Solicitation Expenses

Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

Shareholder Proposals to Terminate Investment Advisor

Vote to terminate the investment advisor on a CASE-BY-CASE basis, considering the following factors:

•	performance of the fund’s NAV;
•	the fund’s history of shareholder relations; or
•	the performance of other funds under the advisor’s management.

II.             PROXY VOTING PROCEDURES

1.	Portfolio Managers

Advisor hereby appoints each Advisor Portfolio Manager (each a “Portfolio Manager”) as the person responsible for voting all proxies relating to securities held in the client accounts managed by such Portfolio Manager. Each Portfolio Manager shall take reasonable efforts to monitor corporate actions, obtain all information sufficient to allow an informed vote on the matter, and ensure that all proxy votes are cast in a timely fashion and in a manner consistent with this Policy. Each Portfolio Manager must make and maintain records required by Section III of this Policy.

2.	Proxy Voting Officer

Advisor hereby appoints Matthew King (the “Proxy Voting Officer”) to be the officer responsible overseeing the proxy voting process and reviewing proxies voted by Portfolio Managers for consistency with this Policy.

3.	Waivers and Abstentions

If, in a Portfolio Manager’s reasonable belief, it is in the best interest of Advisor’s clients to cast a particular vote in a manner that is contrary to this policy, the Portfolio Manager shall notify the Proxy Voting Officer. If the Proxy Voting Officer concurs with the Portfolio Manager’s assessment, the Proxy Voting Officer shall submit a request for a waiver to Advisor’s Board of Directors (the “Board”), stating the facts and reasons for the Proxy Voting Officer’s belief. The Portfolio Manager shall proceed to vote the proxy in accordance with the decision of the Board.

In addition, if the Proxy Voting Officer and a Portfolio Manager concur that it is in the best interest of Advisor’s clients to abstain from voting on a particular proxy solicitation, the Proxy Voting Officer shall make a record summarizing the reasons and shall present this summary to the Board.

4.	Conflict of Interest Transactions

Each Portfolio Manager shall submit to the Proxy Voting Officer all proxies solicitations that, in such Portfolio Manager’s reasonable belief, present a conflict between the interests of the clients on one hand, and those of Advisor or any of its affiliated persons/entities (each, an “Advisory Entity”). Conflict of interest transaction include, but are not limited to, situations where:

•	an Advisory Entity has a business or personal relationship with the participant of a proxy contest such as members of the issuers management or the soliciting shareholder(s);
•	an Advisory Entity provides advisory, brokerage, underwriting, insurance or banking or other services to the issuer whose management is soliciting proxies;
•	an Advisory Entity has a personal or business relationship with a candidate for directorship; or
•	an Advisory Entity manages a pension plan or administers an employee benefit plan, or intends to pursue an opportunity to do so.

For example, it would constitute a conflict of interest for a Advisor Portfolio Manager to vote to increase 12b-1 fees paid by a mutual fund in which client assets are invested if such fees would increase the Portfolio Manager’s compensation.

In all cases, the materials submitted to the Proxy Voting Officer shall include the name of the affiliated party whose interests in the transaction are believed to be contrary to the interests of the client, a brief description of the conflict, and any other information in the Portfolio Manager’s possession that would to enable the Proxy Voting Officer to make an informed decision on the matter. The Proxy Voting Officer may request guidance from the Board on how to vote the proxy and, in such cases, shall direct the Portfolio Manager to vote in accordance with the direction of the Board.

As an alternative, the Advisor Portfolio Manager, with the consent of the Proxy Voting Officer, may provide a written or verbal summary of the conflict information to the client, including the name of the Advisory Entity whose interests in the transaction are believed to be contrary to the interests of the client, a brief description of the conflict, and any other information in the Portfolio Manager’s possession that would to enable the client to make an informed decision on the matter. The Advisor Portfolio Manager may request guidance from the client on how to vote the proxy and, in such cases, the Portfolio Manager shall to vote in accordance with the direction of the client.

5.	Responding to Client Requests for Proxy Voting Disclosure

Advisor will include a brief description of this Policy in its Form ADV Part II and deliver such form in accordance with the requirements of the Advisers Act. Advisor will also include a notice in the Form ADV Part II, notifying clients that a copy of this Policy, as well as a record of how Advisor voted proxies related to that particular client’s account is available, without charge, to any client that wishes review such information. Such requests will be required to be made in writing to Advisor at its business address. Each Portfolio Manager shall respond to all client requests for records within three business days of such request by first-class mail or other means designed to ensure prompt delivery.

III.           RECORD KEEPING

In connection with this Policy, each Portfolio Manager shall maintain a record of the following:

•	copies of all proxies solicitations received by Advisor (the Advisor Portfolio Manager may rely on the SEC’s EDGAR database to obtain electronic copies of proxies filed with the SEC);
•	copies, if any, of all waiver requests submitted to the Board and the Board’s final determination relating thereto;
•	copies, if any, of all documents submitted to the Board relating to conflict of interest transactions and the Board’s final determination relating thereto;
•	copies of any other documents created or used by the Proxy Voting Officer in determining how to vote the proxy;
•	copies of all votes cast;
•	copies of all client requests for Advisor’s proxy voting record and responses thereto.

Each Advisor Portfolio Manager shall enter into the firm’s electronic Proxy Voting database the following information:

•	the name of the company soliciting the proxy;
•	a list of proposals to be voted upon;
•	the vote cast on each proposal;
•	a brief explanation of whether each vote conforms to this Policy;
•	a list of clients that have requested information on proxies voted for their accounts, the date of such request and the date the response was forwarded to the client; and
•	a brief description of any waiver request submitted to the Board or abstention approved by the Proxy Voting Officer.

All records required to be maintained under this Policy shall be maintained in the manner and for such period as is consistent with other records required to be maintained by Advisor pursuant to Rule 204-2 of the Advisers Act. From time to time, but not less than once annually, the Proxy Voting Officer shall review all records maintained by each Portfolio Manager to ensure compliance with relevant laws.